EXECUTIVE OFFICER ATTESTATION

Of Hull Energy, Inc.
a Nevada corporation

FOR THE SHAREHOLDER VOTE

Held on: December 4, 2012


Effective Date:		December 4, 2012

WHEREAS, the undersigned is an executive officer of Hull Energy, Inc., a Nevada corporation;

WHEREAS, the undersigned attests to the following:

ATTESTED, that Hull Energy, Inc. underwent a special vote of the shareholders on December 4, 2012;

ATTESTED, that Hull Energy received votes from over 51% of the equity interest of the company, which consisted of a vote of all outstanding Preferred A shares, Preferred D shares, and six million of its common shares held by Jeff Canouse, in favor of the acquisition of Title King, LLC, a privately held Georgia Limited Liability Company.

ATTESTED, that the votes received were cross-matched and verified against the books and records of Hull Energy, Inc. for shareholders of good title.

ATTESTED, that such information regarding the acquisition shall be made public through a filing of a Form 8-K with the Securities
Exchange Commission.

HEREBY ATTESTED TO, the Executive Officer hereby affirms the hereto:

Dated: dated as of the Effective Date


HULL ENERGY, INC.

/S/JEFFREY CANOUSE
By: Jeffrey Canouse, President and CEO